    85 Willow Rd
Menlo Park, CA 94025
www.robinhood.com

February 2, 2026

Jason Warnick

Re: Transitional Employment Period

Dear Jason,

This letter agreement memorializes the terms of our discussions regarding your transitional employment with Robinhood Markets, Inc. (“Robinhood” or the “Company”). From the date Robinhood’s Board of Directors appoints the next Chief Financial Officer, which is expected to be on or around February 9, 2026, until September 1, 2026 (the “Advisory Period”), you will remain employed by the Company as a Special Advisor reporting to the Chief Executive Officer (or his designee). During the Advisory Period, you will no longer serve as an executive officer of the Company, and you will assist with the transition of your responsibilities and provide assistance on projects as directed by the Chief Executive Officer (or his designee).
For the duration of the Advisory Period, your salary will remain at its current level, and you will remain eligible to:
a.participate in Robinhood’s benefit plans pursuant to the terms of those plans;
b.receive a 2025 annual bonus payment as a member of the senior leadership team as determined by the Company and its Board of Directors, however you will not be eligible to participate in Robinhood’s 2026 annual bonus program, receive a 2026 annual bonus payment or receive a grant of equity-based or long-term incentive awards in 2026; and
c.continue vesting in the Company equity-based awards that you hold as of the date hereof subject to the terms and conditions of the Company’s equity compensation plan and the applicable award agreements.
During the Advisory Period your employment remains at-will. You must continue to comply with the terms of your Proprietary Information and Invention Assignment Agreement, the Robinhood Employee Handbook-US, the Robinhood Code of Conduct and all other Company policies.
This letter confirms that as a Special Advisor you are no longer eligible to participate in Robinhood’s Change in Control and Severance Plan for Key Employees (“the Plan”). Accordingly, you are not eligible for, or entitled to, any Severance Benefits as defined in and in accordance with terms of the Plan or any other severance
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benefits. However, if you are terminated without Cause1 prior to September 1, 2026, you will become vested in any restricted stock units that you hold as of the date hereof that would have vested pursuant to their existing terms and vesting schedule through the end of the Advisory Period, with any such restricted stock units to be settled on their current settlement schedule.
This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by Washington law, excluding laws relating to conflicts or choice of law. In the event that a dispute arises concerning the interpretation or enforcement of this Agreement, or any other related matter, you agree that any such dispute shall be submitted to binding arbitration before JAMS under its Employment Arbitration Rules and Procedures to the maximum extent permitted by law.

Sincerely,

/s/ Connie Schan
Connie Schan
Chief People Officer
ROBINHOOD MARKETS, INC.

Accepted and Agreed:

/s/ Jason Warnick
Jason Warnick
1 “Cause” means your: (i) unauthorized misuse of the trade secrets or proprietary information of the Company or any affiliate; (ii) conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (iii) commission of an act of fraud against the Company or any affiliate; (iv) negligence or misconduct in the performance of your duties that would result in termination of employment in the standard course of the Company’s business operations; (v) breach of any agreement that would result in termination of employment in the standard course of the Company’s business operations; (vi) failure to comply with the Company’s written policies or rules that would result in termination of employment in the standard course of the Company’s business operations; (vii) failure to perform your assigned duties after notice and opportunity to perform; or (viii) failure to cooperate in good faith with a governmental or internal investigation of the Company, any affiliate or any of their respective directors, officers or employees, if the Company has requested your cooperation.
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